Exhibit 4.2

FOURTH AMENDMENT TO MASTER INDENTURE

This FOURTH AMENDMENT TO MASTER INDENTURE, dated as of June 28, 2007 (this “Amendment”), is entered into between:  (i) GE Capital Credit Card Master Note Trust, a Delaware statutory trust (the “Issuer”); and (ii) Deutsche Bank Trust Company Americas, as indenture trustee under the Indenture referred to below (in such capacity, the “Indenture Trustee”).

BACKGROUND

1.             The Indenture Trustee and the Issuer are parties to the Master Indenture, dated as of September 25, 2003, and as amended by the Omnibus Amendment No. 1 to Securitization Documents, dated as of February 9, 2004, among the Indenture Trustee, the Issuer and certain other parties, the Second Amendment to Master Indenture, dated as of June 17, 2004, between the Issuer and the Indenture Trustee, and the Third Amendment to Master Indenture, dated as of August 31, 2006, between the Issuer and the Indenture Trustee (the “Indenture”).

2.             The Indenture Trustee and the Issuer desire to amend the Indenture as set forth herein.

AMENDMENTS

The parties hereto agree as follows:

SECTION 1.  DEFINITIONS.  As used herein, (a) capitalized terms which are defined in the preamble hereto shall have the meanings as so defined and (b) capitalized terms not so defined shall have the meanings set forth in the Indenture as amended hereby.

SECTION 2.  AMENDMENTS TO INDENTURE.  The Indenture shall be amended as set forth below:

(a)           Clause (c) of the Granting Clause is amended in its entirety as follows:

“(c)         Collections related to and all money, instruments, investment property and other property distributed or distributable in respect of (together with all earnings, dividends, distributions, income, issues, and profits relating to) the Transferred Receivables pursuant to the terms of this Indenture and any Indenture Supplement, including any payments received by the Issuer on account of Interchange (if any);”

(b)           The definition of “Collections” is amended by adding the following at the end of the definition:

“Collections with respect to any Monthly Period shall include the amount of any payments received by Issuer on account of Interchange (if any) with respect to such Monthly Period (to the extent received by Issuer and deposited on the Payment Date following such Monthly Period), to be applied as if such Interchange were Collections of Finance Charge Receivables for all purposes.”

(c)           Section 1.1 shall be amended by adding the following definition in appropriate alphabetical order:

““Interchange” means interchange fees payable to GE Money Bank or the Originator, in its capacity as credit card issuer, through VISA, USA, Inc., MasterCard International Incorporated, Discover Bank or American Express Co. or any similar entity or organization with respect to any type of credit accounts included as Accounts.”

(d)           Article X of the Indenture is hereby amended by adding the following new section at the end thereof:

“SECTION 10.21.  Compliance with Applicable Anti-Terrorism and Anti-Money Laundering Regulations.  In order to comply with laws, rules and regulations applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering, the Indenture Trustee is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Indenture Trustee.  Accordingly, each of the parties hereto agrees to provide to the Indenture Trustee upon its request from time to time such identifying information and documentation as may be available for such party in order to enable the Indenture Trustee to comply with applicable law.”

SECTION 3.  EFFECTIVENESS.  This Amendment shall become effective as of the date first written above; provided that (i) each of the Indenture Trustee and the Issuer shall have executed a counterpart of this Amendment, (ii) the Rating Agency Condition shall have been satisfied, and (iii) the Issuer shall have delivered to the Indenture Trustee (x) an Officer’s Certificate to the effect that all requirements for such Amendment contained in the Indenture have been met and the Issuer reasonably believes that such action will not result in an Adverse Effect and (y) a Tax Opinion.

SECTION 4.  BINDING EFFECT; RATIFICATION.  (a)  On and after the execution and delivery hereof, (i) this Amendment shall be a part of the Indenture and (ii) each reference in the Indenture to “this Agreement”, “this Indenture”, “hereof”, “hereunder” or words of like import, and each reference in any other Related Document to the Indenture, shall mean and be a reference to such Indenture as amended hereby.

(b)           Except as expressly amended hereby, the Indenture shall remain in full force and effect and are hereby ratified and confirmed by the parties hereto.

SECTION 5.  MISCELLANEOUS.  (a) THIS AMENDMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY, AND PERFORMANCE, BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARDING TO THE CONFLICT OF LAWS PROVISIONS THEREOF) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

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(b)           Headings used herein are for convenience of reference only and shall not affect the meaning of this Amendment.

(c)           This Amendment may be executed in any number of counterparts, and by the parties hereto on separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.  Executed counterparts may be delivered electronically.

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IN WITNESS WHEREOF, the parties have executed this Amendment by their respective officers thereunto duly authorized as of the date first above written.

GE CAPITAL CREDIT CARD MASTER NOTE TRUST

By: The Bank of New York (Delaware), not in its individual capacity but solely on behalf of the Issuer

By:	/s/ Kristine K. Gullo

Name: Kristine K. Gullo

Title: Vice President

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DEUTSCHE BANK TRUST COMPANY AMERICAS, as Indenture Trustee

By:	/s/ Michele Hy Voon

Name:	Michele Hy Voon

Title:	Attorney in Fact

By:	/s/ Dorit Ritter Haddad

Name:	Dorit Ritter Haddad

Title:	Attorney in Fact

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